EXHIBIT 10.45
SECOND AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT OF
IRWIN VENTURES CO-INVESTMENT FUND LLC
     This Second Amendment (the “Amendment”) is made this 18th day of November, 2005, with the intent that it have effect from and after January 1, 2005, to the Limited Liability Company Agreement, dated as of April 20, 2001 (the “Agreement”), of Irwin Ventures Co-Investment Fund LLC (the “Company”), by and among Irwin Financial Corporation, an Indiana corporation, as the Class A member (“IFC” or the “Class A Member”) and the other parties designated from time to time as Class B Members on Schedule A thereto (each, a “Class B Member,” and collectively, the “Class B Members”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
     WHEREAS, Section 14.1 of the Agreement provides that the Management Committee may propose amendments to the Agreement and such amendments may be made with the written consent of the Class A Member;
     WHEREAS, Section 5.2.1 of the Agreement provides that at the beginning of each calendar year, for such period as the Management Committee shall determine, each Qualified Employee may elect defer a portion of his or her bonus award and contribute it to the Company;
     WHEREAS, the Management Committee desires that the Agreement be amended to provide that (x) the ability of Qualified Employees to make investments in the Company will apply only to calendar years ending prior to January 1, 2005, (y) and that no election made in 2005 to defer bonus awards made at the end of 2005 for investment in 2006 will be accepted, and (z) no Qualified Employees shall be entitled to qualify for participation after January 1, 2005; and
     WHEREAS, the Class A Member agrees with the Management Committee’s recommendation as set forth above and desires to amend the Agreement as provided herein.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendment to Agreement. Section 5.2.1 of the Agreement is hereby amended by adding the following sentence to the end of Section 5.2.1 of the Agreement:
Notwithstanding the foregoing, no employee of an IFC Group Member shall have the right to participate in the Company and make Annual Bonus Contributions for calendar years ending after January 1, 2005. Qualified Employees shall not be entitled to make Annual Bonus Contributions with respect to calendar years ending after January 1, 2005 and the Company shall not accept or recognize any election made by a Qualified Employee to invest his or her Annual Bonus Contribution for periods on or after January 1, 2005.
2. Effectiveness. The amendment set forth in Section 1 of this Amendment is intended to be effective as of January 1, 2005 to the fullest extent permitted by law. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.
3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Company and the undersigned Class A Member have executed this Second Amendment to Limited Liability Company Agreement of Irwin Ventures Co-Investment Fund LLC as of the day and year first above written.

IRWIN VENTURES CO-INVESTMENT FUND LLC
By:
	Name:	David S. Meyercord
	Title:	Senior Vice President, Investments

Class A Member: IRWIN FINANCIAL CORPORATION

By:
	Name:	Thomas D. Washburn
	Title:	Executive Vice President

2